Exhibit 10.11

EMPLOYMENT AGREEMENT

This Agreement, dated as of May 23, 2005, is between JDS Uniphase Corporation, a Delaware corporation (the “Company”) and John Peeler (“Employee”).

PREMISES

WHEREFORE,

1. Employee will be employed by the Company following the consummation of the merger between the Company and Acterna, Inc. (the “Merger”); and

2. Company and Employee wish to set forth the terms governing their employment relationship with a written Employment Agreement upon the terms herein provided regarding Employee’s employment with Company.

AGREEMENT

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

1.	Definitions.

As used herein, the following terms are defined as follows:

a. “Cause” shall mean:

(i) willful malfeasance by Employee, which has a material adverse effect on the Company;

(ii) substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee;

(iii) conviction of Employee for a felony or misdemeanor which would have a material adverse effect on the Company’s goodwill if Employee is retained as an employee of the Company; or

(iv) willful failure by Employee to comply with material policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions;

b. “Change of Control” shall mean the occurrence of one or more of the following with respect to the Company:

(i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly the Company’s stockholders, open market purchases or any other transaction or series of transactions, of Common Stock possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Company’s Board of Directors;

(ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held Common Stock immediately prior to such merger or consolidation and those members of the Company’s Board of Directors immediately before such merger or consolidation constitute a majority of the board of directors of the surviving entity (or any parent corporation of the surviving entity) immediately after such merger or consolidation;

(iii) any merger or consolidation in which the Company is the surviving entity but in which either securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held Common Stock immediately prior to such merger or consolidation or those members of the Company’s Board of Directors immediately before such merger or consolidation do not constitute a majority of the Company’s Board of Directors (or, if after such merger or consolidation, the Company is a wholly owned subsidiary of another corporation, then the board of directors of that corporation) immediately after such merger; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

c. “Closing Date” shall mean the date of the first closing of the transactions constituting a Change of Control.

d. “Common Stock” shall mean $.001 par value, Common Stock of the Company.

e. “Disabled” shall mean “disabled” as defined in section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”).

f. “Good Reason” shall mean:

(i) a material reduction in Employee’s base salary or target bonus opportunity without Employee’s prior written consent;

(ii) a material adverse change in Employee’s position, duties or responsibilities without Employee’s prior written consent. Further, for purposes of this Section l.f.(ii) only, the occurrence of a Change of Control shall not, in and of itself, constitute a material adverse change in Employee’s position, duties or responsibilities;

(iii) an actual change in Employee’s principal work location by more than 50 kilometers without Employee’s prior written consent; or

(iv) failure by the Company to obtain from any successor company the assumption of the Company’s obligations under this Agreement.

g. “Termination Date” means:

(i) in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee’s employment;

(ii) in the event the Employee resigns his employment with the Company, the date designated by the Company as the effective date of resignation;

(iii) in the event the Employee dies, the date of death;

(iv) in the event the Employee becomes Disabled, the date designated by the Company as the last day of Employee’s employment.

2.	Position, Duties, Responsibilities.

a. Position. Employee is employed by Company to render services to Company in the position of Executive Vice President, Test & Measurement, Grade E300.

b. Other Activities. Except upon the prior written consent of the Company, Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company; provided that nothing in this Section 2(b) shall prohibit Employee from holding memberships on the board of directors of any company that is not competitive with the Company or from participating in charitable endeavors.

3.	Compensation, Equity.

In consideration of the services to be rendered under this Agreement, during the Term (as defined in Section 4 below),

a. Salary. Company shall pay Employee a base annual salary of $425,000, payable in accordance with the Company’s payroll practices. Employee’s salary will be reviewed from time to time in accordance with Company’s established procedures for adjusting salaries for similarly situated employees;

b. Incentive Plans. Employee shall be entitled to participate in the Company’s established incentive plan(s) for senior executives with a target bonus of 75% of Employee’s base salary (the “Target Bonus”) and a maximum bonus of up to 200% of Employee’s Target Bonus; and

c. Retention Bonus. Employee shall be entitled to earn a Retention Bonus (the “Retention Bonus”) of $455,000, payable in four equal installments of $113,750, with Employee’s first paycheck on or after each of January 1, 2006, July 2, 2006, January 1, 2007 and June 30, 2007 (each, an “Installment Date”). Except as otherwise provided in Section 5 below, Employee will be eligible to earn and receive Retention Bonus installments only if Employee remains employed by the Company on the date each installment becomes due.

d. Initial Option Grant. Subject to the approval of the Company’s Board of Directors, upon the first business day following the close of the Merger, Employee will be granted an option (the “Initial Option”) to purchase 1,000,000 shares of Common Stock. Such Initial Option will have an exercise price equal to the closing price of Common Stock on the NASDAQ on the date of the grant and will vest and become exercisable over four years with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every quarter thereafter. The Initial Option will be subject to the terms and conditions of the Company’s 2003 Equity Incentive Plan (the “EIP”) and standard form of Grant Agreement.

e. Additional Stock Option Grant. Subject to the approval of the Company’s Board of the Company’s Board of Directors, on or before the first anniversary of the Effective Date, Employee will be granted an option (the “Additional Option”) to purchase at least an additional 500,000 shares of Common Stock. Such option will have an exercise price equal to the closing price of Common Stock on the date of the grant and will vest and become exercisable over four years with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every quarter thereafter. The Additional Option will be subject to the terms and conditions of the Company’s EIP and standard form of Grant Agreement. In addition, Employee will be considered for additional grants of options and equity awards on an annual basis after the first anniversary of the Effective Date on the same terms and conditions as other employees of the Company at the same or similar level, it being understood that the grant of options under this Agreement are not intended to be in lieu of future grants of options.

f. Initial Performance Units Grant. Subject to the approval of the Company’s Board of Directors, upon the first business day following the close of the Merger, Employee will be awarded 275,000 performance units (“Initial Performance Units”) under the Company’s 2003 EIP. Vesting of the Initial Performance Units shall be subject to the achievement of performance targets to be established by the Company and the Board of Directors and communicated to the Employee prior to the Effective Date. The Initial Performance Units shall also be subject to the terms and conditions of the EIP and standard form of Award Agreement.

g. Changes in Capitalization of the Company. In the event of any change in capitalization of the Company as described in Section 10 of the EIP after the date of this Agreement but before the issuance of any of the Initial Options, the Additional Options or the Initial Performance Units, the number of shares of Common Stock subject to such option and/or the number of performance units, as applicable, will be adjusted as described in Section 10 of the EIP as if such options and/or performance units were outstanding award under the EIP as of the date of such change in capitalization of the Company.

g. Participation in Plans. Employee shall be eligible to participate in Company’s benefit plans and to receive prerequisites of employment as established by Company for senior executives, and as may be amended from time to time in Company’s sole discretion.

4.	Term.

The term (the “Term”) of this Agreement shall commence as of the Effective Date (as defined in Section 16) and shall expire on the second anniversary of the Effective Date unless sooner terminated as provided herein (the initial date of termination of this Agreement, the “Initial Expiration Date”). Notwithstanding the foregoing, on the Initial Expiration Date, and upon the conclusion of each two-year period thereafter (a “Renewal Date”), the Term automatically will be extended for an additional two-year period, provided that, the Employee’s then most recent performance rating under the Company’s then existing performance review procedure(s) is the equivalent of “Meets Expectations” or better.

5.	Termination Benefits Under Certain Circumstances.

a. Certain Terminations Within 12 Months Following Effective Date and Prior to a Change of Control. If, within twelve (12) months following the Effective Date and before a Change of Control, the Employee’s employment is terminated by the Company (other than for Cause), conditioned upon the Employee’s executing and delivering to the Company a release of claims in a form then generally being used by the Company in similar circumstances, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

(i) the Company shall pay to the Employee, in one lump sum within 30 days following the Termination Date, an amount equal to the sum of (x) twelve (12) months’ salary, at the Employee’s annual salary in effect as of immediately prior to the Effective Date, and (y) a pro rata portion of Employee’s Target Bonus in effect as of immediately prior to the Effective Date, in each case, minus any required withholding or deductions;

(ii) the Company shall pay to the Employee, in one lump sum within 30 days following the Termination Date, an amount equal to that portion of the Retention Bonus otherwise payable on the next Installment Date following the date of termination, minus any required withholdings or deductions; and

(iii) should Employee elect COBRA benefits continuation (or the functional equivalent of same in non-United States jurisdictions) following termination of employment the Company shall pay the full cost of such benefits (either directly to the Employee or to the appropriate carrier or administrator at the Company’s election) for the lesser of (1) twelve (12) months, or (2) until such time as Employee becomes eligible for health care benefits from a subsequent employer.

b. Certain Terminations After 12 Months Following Effective Date and Prior to a Change of Control. If after twelve (12) months following the Effective Date and before a Change of Control, the Employee’s employment is terminated by the Company (other than for Cause), conditioned upon the Employee’s executing and delivering to the Company a release of claims in a form then generally being used by the Company in similar circumstances, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

(i) the Company shall pay to the Employee, in one lump sum within 30 days following the Termination Date, an amount equal to six (6) months’ salary, at the Employee’s then current annual salary in effect, minus any required withholdings or deductions;

(ii) the Company shall pay to the Employee, in one lump sum within 30 days following the Termination Date, an amount equal to that portion of the Retention Bonus otherwise payable on the next Installment Date following the date of termination, minus any required withholdings or deductions; and

(iii) should Employee elect COBRA benefits continuation (or the functional equivalent of same in non-United States jurisdictions) following termination of employment the Company shall pay the full cost of such benefits (either directly to the Employee or to the appropriate carrier or administrator at the Company’s election) for the lesser of (1) twelve (12) months, or (2) until such time as Employee becomes eligible for health care benefits from a subsequent employer.

c. Certain Terminations Within 12 Months Following Effective Date and After a Change of Control. If, within twelve (12) months following the Effective Date and following a Change of Control, the Employee’s employment is terminated (A) by the Company (other than for Cause), or (B) by the Employee for Good Reason, conditioned upon the Employee’s executing and delivering to the Company a release of claims in a form then generally being used by the Company in similar circumstances, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

(i) the payments and benefits set forth in Sections 5.a.i., 5.a.ii., and 5.a.iii. above, payable at the time and in the manner set forth in such Sections; and

(ii) Employee’s right, title and entitlement to any unvested stock options or any other securities or similar incentives which have been granted or issued to Employee on or prior to the Termination Date, including but not limited to the Initial Performance Unit Grant (collectively, “Awards”), which would have vested during the period commencing upon the Effective Date and continuing for a period of twelve (12) months from the Termination Date, shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), and all such Awards shall continue to be exercisable (if applicable) for 90 days from the Termination Date or until the term such securities would have otherwise expired (if applicable), whichever is earlier; provided that if a longer exercise period is provided under the terms of the plan documents and award agreements governing such Awards, such longer period shall apply.

d. Certain Terminations After 12 Months Following Effective Date and After a Change of Control. If prior to the expiration of the Term and following a Change of Control, the Employee’s employment is terminated (A) by the Company (other than for Cause), or (B) by the Employee for Good Reason, conditioned upon the Employee’s executing and delivering to the Company a release of claims in a form then generally being used by the Company in similar circumstances, Employee will be entitled to the payment and benefits set forth in Sections 5.b.i., 5.b.ii., 5.b.iii., and 5.c.ii. above, payable at the time and in the manner set forth in such Sections, in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term.

e. Termination For Cause. This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of Company under this Agreement shall cease.

f. By Death. Employee’s employment shall terminate automatically upon the death of Employee. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee’s heirs to the benefits of any life insurance plan or other applicable benefits.

g. By Disability. If Employee suffers from a Disability, then, to the extent permitted by law, the Company may terminate Employee’s employment, and Employee shall receive the following payments and benefits:

(i) If such termination occurs within 12 months following the Effective Date and prior to a Change in Control, payment of (i) a pro rata portion of Employee’s Target Bonus for the year of termination, (ii) an amount equal to that portion of the Retention Bonus otherwise payable on the next Installment Date following the date of termination, in each case, in one lump sum within 30 days following the Termination Date and minus any required withholdings or deductions;

(ii) If such termination occurs within 12 months following the Effective Date and after a Change in Control, the payments and benefits set forth in Section 5.c. of this Agreement, payable at the time and in the manner set forth in such Sections; and

(iii) If such termination occurs after 12 months following the Effective Date and prior to a Change in Control, payment of an amount equal to that portion of the Retention Bonus otherwise payable on the next Installment Date following the date of termination, in one lump sum within 30 days following the Termination Date and minus any required withholdings or deductions; and

(iv) If such termination occurs after 12 months following the Effective Date and after a Change in Control, the payments and benefits set forth in Section 5.d. of this Agreement, payable at the time and in the manner set forth in such Sections.

Nothing in this Section 5.g. shall affect Employee’s rights under any disability or other plan in which Employee is a participant.

h. Certain Resignations Treated as Terminations without Cause. Notwithstanding anything in this Agreement to the contrary, in the event that, within twelve (12) months of the Effective Date, Employee resigns his employment with the Company within 30 days of any Company-initiated reduction in his base annual salary or Target Bonus, such resignation shall be treated for all purposes of this Agreement, including Exhibit A hereto, as a termination without Cause by the Company, and Employee shall be entitled to receive the payments and benefits set forth in Section 5.a. or 5.c, as applicable, payable at the time and in the manner set forth in such Section.

i. No Other Obligations. Payments and other consideration payable by the Company pursuant to Section 5.a. through 5.d., inclusive, shall be accepted by Employee, or his heirs as the case may be, in exchange for a full and complete release by Employee of all causes of action, claims or other rights that Employee may have against the Company arising in connection with Employee’s employment or pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have no obligations under this Section 5 nor any other provision of this Agreement with respect to any termination of the Term for any reason other than as specified in Sections 5.a. through 5.d., inclusive, and Section 5.g.

6.	Termination Obligations.

a. Return of Company’s Property. Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment.

b. Cooperation in Pending Work. Following any termination of Employee’s employment, Employee shall, subject to his employment responsibilities with a subsequent employer, if applicable, (i) cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company and (ii) cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee’s acts or omissions while employed by Company.

7.	Non-Competition; Non-Solicitation.

Employee agrees to and accepts the terms and conditions of the Noncompetition and Nonsolicitation Agreement attached hereto as Exhibit A.

8.	Legal Fees.

In connection with Employee’s former role as an executive officer of Acterna Corporation, nka Eningen Realty, Inc., Employee is a defendant in the securities litigation Sik-Lin Huang et al. v. Acterna Corporation et al., U.S. Dist. Ct. Dist. MD., Civ. Act. No. DKC 2003-1131 (the “Matter”). The Company hereby agrees that it shall, or shall cause Acterna inc. to, continue to defend and indemnify Employee and pay all attorneys’ fees and expenses for such litigation, as such litigation may be renamed or reconstituted, through to and including final settlement or final adjudication of the Matter, to the maximum extent not prohibited by the Company’s By-laws as in effect as of the date hereof.

9.	Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

JDS Uniphase Corporation

1768 Automation Parkway

San Jose, California 95131

Attention: General Counsel

And to Employee at: John Peeler

Employee shall be obligated to notify the Company of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

10.	Entire Agreement.

Subject to the last sentence of this paragraph, the terms of this Agreement, including Exhibit A, are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Without limiting the generality of the foregoing, upon the effectiveness of this Agreement, this Agreement shall supercede the Employment Agreement between Acterna LLC and Employee, dated February 27, 2004 (the “Prior Employment Agreement”), it being understood such Prior Employment Agreement shall be of no force or effect upon the effectiveness of this Agreement. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the

Company relating to proprietary information, inventions, treatment of confidential information, non-competition or employee benefits or incentive plans.

11.	Amendments, Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

12.	Assignment; Successors and Assigns.

Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

13.	Severability; Enforcement.

If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

14.	Governing Law.

The validity, interpretation, enforceability, and performance of this Agreement, shall be governed by and construed in accordance with the law of the State of California.

15.	Employee Acknowledgment.

The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16.	Effective Date.

Subject to the Company’s Board of Directors approving the grant of the Initial Option and the award of the Initial Performance Units, this Agreement shall be effective as of the closing date of the Merger (the “Effective Date”). In the event that (i) the Merger does not occur or (ii) the Company’s Board of Directors does not approve the grant of the Initial Option and the award of the Initial Performance Units, this Agreement shall be void ab initio, and neither party shall have any obligations under this Agreement.

17.	Compliance with Code Section 409A.

The parties to this Agreement acknowledge and agree that, notwithstanding anything herein to the contrary, this Agreement is intended to comply with the provision of Code section 409A, as in effect from time to time. The intent of this Section 17 is that Employee not be subject to any tax liability or penalty by reason of the application of Code section 409A(a)(1) with respect to any amount payable under this Agreement, and this Agreement shall be interpreted accordingly. To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment hereunder that may be made to the Employee on account of his termination of employment with the Company shall be delayed only to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i). The parties to the Agreement agree that, upon issuance by the Internal Revenue Service of guidance under Code section 409A, they will negotiate in good faith to make any changes to this Agreement that may be necessary to avoid the imposition of any tax liability or penalty on the Employee under Code section 409A, and will amend this Agreement to make such changes on or before December 31, 2005, or such later date as may be allowed by the Internal Revenue Service to make such changes.

JDS UNIPHASE CORPORATION		EMPLOYEE

	/s/ Kevin J. Kennedy	/s/ John Peeler
By:	Kevin J. Kennedy	5/23/2005
Its:	Chief Executive Officer

Exhibit A

Noncompetition and Nonsolicitation Agreement

A.	Noncompetition.

(a) During Noncompetition Period (as defined below), Employee will not directly or indirectly, either as principal, agent, employee, consultant, officer, director, or stockholder of a company: (i) engage in any business which is competitive with the business of (x) Acterna, Inc., including its subsidiaries and affiliates (“Acterna”), as such business was conducted immediately prior to the Closing Date of the Merger, or (y) the Company, as such business was conducted immediately prior to the Termination Date (collectively, the “Business”), provided, however, that nothing contained herein shall preclude Employee from purchasing or owning less than five percent (5%) of the stock or other securities of (1) any company with securities traded on a nationally recognized securities exchange or (2) any venture capital fund passive interest; (ii) divert or attempt to divert from the Company or any of its affiliates any business of any kind in which it is engaged, including, without limitation, the solicitation of any past, present or prospective customer, supplier, vendor, or other Person, or interfere with or disrupt the Company’s business relations with its past, present or prospective customers, suppliers, vendors, or other Persons.

(b) For the purposes of this Section A, a business will be deemed competitive with the Business if it involves the performing of services and/or the production, manufacture, distribution, sale or development of or customer service for any product similar to services or functions performed or products produced, manufactured, distributed, conceived, designed, sold, developed or being developed by the Business and/or licensing of any process or technology concerning products or process similar to those utilized, developed or being developed by the Business during the period in which Employee is employed or otherwise affiliated with the Company.

(c) Employee acknowledges that the Business has been and will be conducted on a global basis by the Company, and that, accordingly, the restrictions contained in this Section A shall apply in: (i) any city, county or other political subdivision or part thereof of the states of California and Maryland, and (ii) any city, county or other political subdivision of any other state or part thereof in the United States and of any country or other territory in the world or part thereof, where the Company (x) is selling or delivering any of the Business’ products or services or is otherwise carrying on business or selling or marketing activities with respect to the Business or (y) has engaged in any of the activities described in clause (x) within the most recent 12-month period.

(d) Employee acknowledges and agrees that strict enforcement of the terms of this Agreement is necessary for the purpose of ensuring the preservation, protection and continuity of the business, trade secrets and goodwill of the Company and Acterna and that, in furtherance of such purpose, the prohibition against competition imposed by this Section A is narrow, reasonable and fair. Employee further agrees that, given Employee’s experience, knowledge and skills, substantial opportunities for employment outside of the areas restricted by this Agreement are and will remain available to Employee. If any part of this Section A should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Agreement is intended to and shall extend only for such period of time, in such area and with respect to such activities as are determined to be reasonable under and subject to applicable law.

(e) Notwithstanding anything contained in this Section A to the contrary, Employee shall be permitted to serve as a director of, or an investor in, each of the corporations set forth on Attachment 1 hereto, which may be amended from time to time by the mutual consent of Employee and the Company.

(f) For purposes of this Exhibit A, “Noncompetition Period” means (x) in the event of a termination of the Employee’s employment by the Company other than for Cause, a resignation by Employee for Good Reason under the Employment Agreement, or a resignation by Employee under Section 5(h) of the Employment Agreement, a period of months equivalent to the number of months of Employee’s base salary being provided by the Company as severance pay pursuant to the terms of the Employment Agreement; (y) in the event of a termination of the Employee’s employment by the Company for Cause, 18 months following the Closing Date of the Merger; and (z) in the event of a resignation by Employee of Employee’s employment with the Company without Good Reason, the longer of (A) 18 months following the Closing Date of the Merger and (B) a period of months equivalent to the number of months of Employee’s base salary that would have been provided by the Company as severance pay in the event that the Company had terminated the Employee’s employment without Cause under the Employment Agreement on the effective date of such resignation.

B.	Nonsolicitation.

During Employee’s employment by or relationship with the Company and for one (1) year following the termination of Employee’s employment with the Company, Employee will not directly or indirectly, either as principal, agent, employee, consultant, officer, director or stockholder, employ, solicit for employment, or recommend for employment, any person who is currently employed by the Company, or was so employed or engaged by the Company at any time within the one year preceding the termination of Employee’s employment with the Company (any such person, a “Restricted Employee”); provided that, notwithstanding the foregoing, the following individuals shall not be considered Restricted Employees for purposes of this Exhibit A: (i) any employee that is involuntarily terminated by the Company other than for cause and (ii) any former employee who was subject to a non-competition covenant following his or her termination of employment but the period applicable to such non-competition covenant has expired.

C.	Conflicts

In the event of any conflict between the provisions of this Exhibit A and specific provisions of any other agreement, including but not limited to any employee proprietary information agreement, the provisions of this Exhibit A shall prevail and control.

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”), made as of August 1, 2005, by and between JDS Uniphase Corporation, a Delaware corporation (the “Company”), with its principal United States offices located at San Jose, California, and John Peeler (the “Executive”);

PREMISES

WHEREAS the Executive and the Company are parties to an Employment Agreement dated May 23, 2005 (the “Employment Agreement”); and

WHEREAS the Executive and the Company wish to amend the Employment Agreement; therefore:

The parties hereby amend the Agreement as follows:

1.	Scope of Amendment:

This Amendment shall only serve to modify and amend the section and provision of the Employment Agreement specifically modified and amended herein, and the Employment Agreement shall remain in full force and effect, as so modified by this Amendment. In the event of any conflict between this Amendment and the Employment Agreement, this Amendment shall prevail, take precedence and govern the rights and obligations of the parties. Except as specifically provided in this Amendment, defined terms in the Employment Agreement shall have the same meaning for purposes of this Amendment.

2.	Equity Grants

Sections 3.d. through 3.f., inclusive, of the Employment Agreement are amended and restated in their entirety to read as follows:

d. Initial Option Grant. No later than August 26, 2005, Executive will be granted an option (the “Initial Option”) to purchase 1,000,000 shares of Common Stock. Such Initial Option will have an exercise price equal to the closing price of Common Stock on the NASDAQ on the date of the grant and will vest and become exercisable over four years with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every quarter thereafter. The Initial Option will be subject to the terms and conditions of a Company equity incentive plan and standard form of grant agreement in all material respects relative to Executive substantially the same as the Company’s 2003 Equity Incentive Plan and standard form of grant agreement under such plan.

e. Additional Stock Option Grant. Subject to the approval of the Company’s Board of the Company’s Board of Directors, on or before the first anniversary of the Effective Date, Employee will be granted an option (the “Additional Option”) to purchase at least an additional 500,000 shares of Common Stock (or in the event of a stock split or reverse split, an amount of Common Stock equivalent to said 500,000 shares of Common Stock as of the date of the grant of the Initial Option). Such option will have an exercise price equal to the closing price of Common Stock on the date of the grant and will vest and become exercisable over four years with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every quarter thereafter. The Additional Option will be subject to the terms and conditions of a Company equity incentive plan and standard form of grant agreement in all material respects relative to Executive substantially the same as the Company’s 2003 Equity Incentive Plan and standard form of grant agreement under such plan. In addition, Employee will be considered for additional grants of options and equity awards on an annual basis after the first anniversary of the Effective Date on the same terms and conditions as other employees of the Company at the same or similar level, it being understood that the grant of options under this Agreement are not intended to be in lieu of future grants of options.

f. Initial Performance Units Grant. No later than August 26, 2005, Employee will be awarded 275,000 performance units (“Initial Performance Units”) under a Company equity incentive plan and standard form of award agreement in all material respects relative to Executive substantially the same as the Company’s 2003 Equity Incentive Plan and standard form of Award Agreement under such plan. Vesting of the Initial Performance Units shall be subject to the achievement of performance targets to be established by the Company and the Board of Directors and communicated to the Employee prior to the Effective Date.

3.	Effective Date of this Amendment:

The effective date of this Amendment shall be the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

JDS Uniphase Corporation

Christopher S. Dewees	John Peeler
Senior Vice President and General Counsel